UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2009

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of principal executive office and zip code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2009, Rex Energy I, LLC (“Rex Energy I”), a Delaware limited liability company and wholly owned subsidiary of Rex Energy Corporation (the “Company”), entered into a Letter Agreement with Adventure Exploration Partners, LLC (“Adventure”), a Delaware limited liability company (the “Letter Agreement”). The Letter Agreement amends a Purchase Agreement by and between Rex Energy I and Adventure dated December 23, 2008, pursuant to which Rex Energy I agreed to sell to Adventure certain oil and gas leases, wells and related assets predominantly located in the Permian Basin in Texas (in Terrell, Midland, Upton, Concho, Glasscock, Loving, Grimes, Reagan, and Winkler Counties) and New Mexico (in Lea, Eddy and Roosevelt Counties). The purchase price for these assets is $18.0 million, $1.8 million of which was paid by Adventure as a deposit upon the execution of the Purchase Agreement with the remainder payable at closing, plus the assumption of certain liabilities.

The Letter Agreement provides that the parties agree that the closing date for the transactions contemplated by the Purchase Agreement will be March 24, 2009, unless otherwise agreed to in writing by the parties.

The Letter Agreement also sets forth certain agreements of the parties relating to the manner in which any asserted title or environmental defects relating to the assets being sold will be resolved by the parties. The Letter Agreement provides that at the closing Adventure will deposit into an escrow account to be held by a third-party escrow agent pursuant to the terms of an escrow agreement (the “Escrow Agreement”), an amount equal to the lesser of (i) the aggregate dollar value of any title or environmental defects relating to the assets being sold which are claimed by Adventure and which have not been cured by Rex Energy I prior to the closing or (ii) $1 million (the “Escrow Amount”). The Letter Agreement further provides that the purchase price to be paid by Adventure to Rex Energy I at closing will be reduced by an amount equal to the Escrow Amount. The Letter Agreement provides that to the extent that aggregate dollar value of title and environmental defects claimed by Adventure which have not been cured by Rex Energy I prior to the closing exceeds the Escrow Amount, Rex Energy I will not be entitled to receive any portion of the Escrow Amount unless and until its curing of asserted title defects and environmental defects has reduced the aggregate dollar value of asserted title and environmental defects to an amount that is equal to or less than the Escrow Amount. The Letter Agreement provides that to the extent that the aggregate dollar value of Adventure’s asserted title and environmental defects which have not been cured by Rex Energy I prior to closing exceeds the Escrow Amount, Adventure’s rights to recover any portion of the purchase price paid to Rex Energy I at closing will be as set forth in the Purchase Agreement. The Letter Agreement provides that, except for those terms and conditions contained in the Letter Agreement, all other terms and conditions of the Purchase Agreement remain in full force and effect without modification.

The Escrow Agreement, the form of which is attached as an exhibit to the Letter Agreement, provides that the escrow agent will release funds held in escrow to the party directed upon the issuance of a joint instruction letter signed by both Rex Energy I and Adventure. The Escrow Agreement provides that the parties will issue a joint instruction letter to the escrow agent directing the amount to be released from escrow and the party to receive the funds released upon the curing or failure to cure of any asserted title or environmental defect. In addition, the Escrow Agreement provides that if Rex Energy I and Adventure are unable to agree upon the resolution of any asserted title or environmental defect and such dispute is submitted to arbitration pursuant to the terms and conditions of the Purchase Agreement, then, upon final resolution of the arbitration proceedings, Rex Energy I and Adventure agree that they will issue a joint instruction letter authorizing the escrow agent to pay funds held in the escrow in a manner consistent with the final resolution of the matters submitted to arbitration.

The foregoing summary of the Letter Agreement, the Escrow Agreement, the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Letter Agreement and Escrow Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K, and the full text of the Purchase Agreement, attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2008, all of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated as of March 9, 2009, by and between Rex Energy I, LLC and Adventure Exploration Partners, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: March 13, 2009	By:	/s/ Christopher K. Hulburt
Christopher K. Hulburt
Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated as of March 9, 2009, by and between Rex Energy I, LLC and Adventure Exploration Partners, LLC.